Exhibit 99.3

July 26, 2021

Board of Directors of

Fifth Wall Acquisition Corp. I

6060 Center Drive, 10th Floor

Los Angeles, California 90045

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated April 21, 2021, to the Board of Directors of Fifth Wall Acquisition Corp. I (“FWAA”) as Annex K to, and to the references thereto under the headings “Summary— Opinion of FWAA’s Financial Advisor”, “The Business Combination— Background of the Business Combination”, “The Business Combination—Recommendation of the FWAA Board of Directors and Reasons for the Business Combination”, and “The Business Combination—Opinion of FWAA’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed transaction involving FWAA and SmartRent.com, LLC, which proxy statement/prospectus forms a part of Amendment No. 2 of the Registration Statement on Form S-4 of FWAA (the “Second Amended Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Second Amended Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Moelis & Company LLC

MOELIS & COMPANY LLC